Exhibit 99.1

DayStar Technologies Announces 2011 Fourth Quarter and Year End

Financial Results

Santa Clara, CA, March 30, 2012 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, announced financial results for its fourth quarter and full year ended December 31, 2011.

Net loss for the fourth quarter of 2011 was $0.7 million or $0.07 per share, compared with a net loss of $2.3 million or $0.45 per share in the fourth quarter of 2010. Net loss for the full year ended December 31, 2011 was $3.4 million or $0.39 per share, compared with a net loss of $28.1 million or $6.38 per share in 2010. The per share losses were calculated on the weighted average common shares outstanding of 9.6 and 8.9 million for the fourth quarter and year ended December 31, 2011, respectively, compared with 5.1 and 4.4 million for the fourth quarter and year ended December 31, 2010, respectively.

Research and development expenses for the year ended December 31, 2011 were $1.3 million compared with $5.5 million for the year ended December 31, 2010. Selling, general and administrative expenses for the year ended December 31, 2011 were $2.2 million compared with $5.6 million for the year ended December 31, 2010. Research and development expenses and selling, general and administrative expenses reflect the cost savings measures implemented by the Company as well as lower share based compensation expenses. Additionally, the net loss for the year ended December 31, 2010 included non-cash expenses of $21.6 million. Specifically, $9.8 million of non-cash restructuring charges in 2010 resulted from the impairment charges on certain manufacturing equipment and leasehold improvements when the Company closed its manufacturing facility in Newark, California. Also included in these non-cash expenses was $6.1 million for amortization of the discount on outstanding convertible notes as well as $4.9 million related to the restructuring of these convertible notes during the year.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding our business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this press release are based on information available at the time the statements are made and management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Such forward–looking statements include statements regarding the expected benefits of restructuring measures and prospective fundraising and potential strategic partnership efforts. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties include our ability to raise substantial additional capital in the short term, our ability to achieve favorable outcomes in pending litigation, our ability to continue our business as a going concern, our ability to execute our commercialization plan, our ability to continue our debt reduction programs, and such other risks and uncertainties detailed in our annual report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Christopher T. Lail

Chief Financial Officer

408/582.7100

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$4,199	$97,058
Other current assets	222,770	294,743

Total current assets	226,969	391,801

Property and Equipment, at cost	20,691,046	23,876,208
Less accumulated depreciation and amortization	(7,138,167)	(5,658,906)

Net property and equipment	13,552,879	18,217,302
Other Assets:
Other assets	324,080	30,940

Total Assets	$14,103,928	$18,640,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,162,228	$6,943,711
Notes and capital leases payable, current portion, net of discount of $9,338 and $664,835, respectively	4,920,662	4,590,165

Total current liabilities	10,082,890	11,533,876
Long-Term Liabilities:
Conversion feature	33,541	3,854,272

Total long-term liabilities	33,541	3,854,272
Commitments and Contingencies (Note 6)	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 9,662,747 and 6,484,516 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	96,627	64,845
Additional paid-in capital	157,418,311	153,272,626
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(143,382,050)	(139,940,185)

Total stockholders’ equity	3,987,497	3,251,895

Total Liabilities and Stockholders’ Equity	$14,103,928	$18,640,043

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2011	2010
Revenue:
Product revenue	$—	$—
Research and development contract revenue	—	—

Total revenue	—	—
Costs and Expenses:
Research and development	1,261,435	5,519,989
Selling, general and administrative	2,162,148	5,648,406
Restructuring	743,643	9,753,642
Depreciation and amortization	1,480,790	2,154,882

Total costs and expenses	5,648,016	23,076,919
Other Income (Expense):
Other income (expense)	35,000	(34,787)
Interest expense	(700,256)	(542,167)
Amortization of note discount and financing costs	(1,000,945)	(6,122,181)
Gain on derivative liabilities	3,872,352	6,593,648
Loss on extinguishment of debt	—	(4,899,267)

Total other income (expense)	2,206,151	(5,004,754)

Net Loss	$(3,441,865)	$(28,081,673)

Weighted Average Common Shares Outstanding (Basic And Diluted)	8,926,163	4,398,911

Net Loss Per Share (Basic and Diluted)	$(0.39)	$(6.38)